Exhibit 99.1

Press Release: STRATSSM Trust for Sprint Capital Corporation Securities, Series 2004-2 to be Terminated     CUSIP Number:  784788200 Ticker symbol:  GJD

NEW YORK, NY (Marketwired - Aug 23, 2013) — Pursuant to the terms of the Trust Agreement relating to the STRATSSM Trust for Sprint Capital Corporation Securities, Series 2004-2 (the “Trust”) (NYSE:  GJD), dated as of September 26, 2003 (the “Base Trust Agreement”), between Synthetic Fixed-Income Securities, Inc., as trustor (in such capacity, the “Trustor”) and U.S. Bank Trust National Association, as trustee (in such capacity, the “Trustee”), and the Series Supplement, dated as of January 30, 2004 (the “Series Supplement” and, together with the Base Trust Agreement, the “Trust Agreement”), between the Trustor and the Trustee, the Trustor has determined that an SEC Reporting Failure (as defined in the Trust Agreement) has occurred due to Sprint Communications, Inc. (formerly Sprint Nextel Corporation), which is the guarantor of the Underlying Securities held by the Trust, having terminated its obligations to file periodic reports under the Securities Exchange Act of 1934, as amended.  The Trustor has notified the Trustee that an SEC Reporting Failure has occurred.  Under the terms of the Trust Agreement, because an SEC Reporting Failure has occurred, the Underlying Securities held by the Trust are to be distributed in kind to the holders of the Certificates based on the Allocation Ratio and the Trust is to terminate.

Under the terms of the Trust Agreement, due to the occurrence of an SEC Reporting Failure, the Warrantholders may choose to exercise all or a portion of the Call Warrants.  If any Call Warrants are exercised prior to the distribution in kind of the Underlying Securities, holders of Certificates will receive cash proceeds of such exercise to the extent available, pursuant to the terms of the Trust Agreement.  If all of the Call Warrants are not exercised, the holders of Certificates will receive a distribution in kind of the Underlying Securities (including the proceeds of any Underlying Securities that have been sold to pay cash in lieu of fractional Underlying Securities).  It is expected that the final distribution on the Certificates will be available within 30 days.

The transfer books for symbol GJD CUSIP #784788200 will be closed permanently at the close of business on September 5, 2013.  Following the distribution in kind described above, the Trust will terminate and any remaining securities issued by the Trust will be canceled.

The Trustee has been directed by the Trustor to issue the foregoing Press Release on behalf of the Trust.  The Trustee is not responsible for the statements made herein, which are solely statements of the Trust.

SOURCE:  Bondholder Relations at U.S. Bank Trust National Association — Contact 1-800-934-6802.

The CUSIP number listed above is for information purposes only.   Neither the Trustee nor the Trustor shall be responsible for the selection or use of this CUSIP number, nor is any representation made to its correctness on the securities or as indicated in any exercise note.